UNITED STATES
                  SECURITIES EXCHANGE COMMISSION
                      WASHINGTON, D.C. 20549

                            FORM 8-K

                         CURRENT REPORT

             Pursuant to Section 13 or 15(d) of the
                 Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) June 29, 2001

                        I.A. EUROPE, INC.
     (Exact name of registrant as specified in its charter)


     Delaware                               52-2327637
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State of Incorporation                   IRS Employer ID No.

14 Wall Street - 20th Floor
New York, New York                             10005
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Address of Principal Executive Offices        Zip Code

Registrant's Telephone Number     (212) 618-1801


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Item 1.  CHANGES IN CONTROL OF REGISTRANT

      (a) Pursuant to the Agreement and Plan of Reorganization effective June 29, 2001, I.A. Europe, Inc., (hereinafter "I.A. Europe"), a Delaware Corporation, acquired 10,000 shares of common stock of MAS Acquisition XXVII Corp., representing all of the outstanding shares of common stock of MAS Acquisition XXVII, for the sum of Twenty Five Thousand ($25,000.00) Dollars. As a result of the purchase MAS Acquisition XXVII became a subsidiary of I.A. Europe. The Stock Purchase Agreement was approved by the unanimous consent of the board of directors of I.A. Europe on June 28, 2001.

          In accordance with the terms of the Agreement and Plan of Reorganization, I.A. Europe further remunerated MAS Capital,
Inc., with the sum of 20,000 restricted shares of common stock in I.A. Europe.

         Upon effectiveness of the Agreement and Plan of Reorganization, pursuant to Rule 12g-3(a) of the General Rules and Regulations of the Securities and Exchange Commission, I.A. Europe became the successor issuer to MAS Acquisition XXVII for reporting purposes under the Securities Exchange Act of 1934, as amended. The officers, directors and by-laws of I.A. Europe continued without changes as the officers, directors and by-laws of the successor issuer.

         A copy of the Agreement and Plan of Organization is filed as an Exhibit to this Form 8-K report and is incorporated into this report.


Item 2.  ACQUISITION OR DISPOSITION OF ASSETS

        (a) Effective June 29, 2001, I.A. Europe acquired
10,000 shares of common stock of MAS Acquisition XXVII, an Indiana corporation, making MAS Acquisition XXVII a subsidiary of I.A. Europe.

        In evaluating MAS Acquisition XXVII as a candidate for the proposed business combination, I.A. Europe used MAS Acquisition XXVII's status as a reporting company, its lack of operating history and lack of potential related liabilities. I.A. Europe determined that the consideration paid for the business combination was reasonable.


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Item 5.  OTHER EVENTS

        (a) Successor Issuer Election. In accordance with Rule 12g-3(a) of the General Rules and Regulations of the Securities and Exchange Commission, I.A. Europe became the successor issuer to MAS Acquisition XXVII for reporting purposes under the Securities Exchange Act of 1934 and elects to report under the Act.


Item 6.  RESIGNATION OF DIRECTORS AND EXECUTIVE OFFICERS

        Effective June 29, 2001, Aaron Tsai, the sole director and officer of MAS Acquisition XXVII Corp., resigned appointing
Victor Minca to fill his director and officer positions.



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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: June 29, 2001

I.A. EUROPE, INC.

/s/ Victor Minca
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By: Victor Minca
Chief Executive Officer